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As filed with the Securities and Exchange Commission on August 12, 2002

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Registration No. 333-81512

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM SB-2 - FOURTH AMENDMENT

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REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______ALTUS EXPLORATIONS INC.______
(Exact name of registrant as specified in its charter)

NEVADA	1081	98-0361119
(State of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

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ALTUS EXPLORATIONS INC. #1208 - 1030 W. Georgia Street Vancouver, BC Canada V6E 2Y3 (604) 833-3903___________________ (Address, Zip Code and Telephone Number of Principal Executive Offices)	Garrett Sutton, Esq. Sutton Law Center 4745 Caughlin Parkway, Ste. 200 Reno, Nevada 89509 (775) 824-0300____________________ (Name, address and telephone number of agent for service)

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APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made under Rule 434, please check the following box. []

CALCULATION OF REGISTRATION FEE
Securities To Be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock:	2,000,000 shares	$0.10	$200,000	$ 100

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Prospectus

ALTUS EXPLORATION INC.
Shares of Common Stock
No Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock on a best efforts, no minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. We will immediately use all money received from the offering and there will be no refunds. The offering will be for a maximum period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

We are a mineral exploration company with one property, title to which is held by an unrecorded warranty deed. Our property has no proven or probable mineral reserves.

Michael P. Twyman, one of our officers and directors, will be the only person offering or selling our shares.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" STARTING AT PAGE 6.

	Price Per Share	Aggregate Offering Price	Maximum Proceeds to Us
Common Stock	$0.10	$200,000	$150,000

There is no minimum number of shares that must be sold in this offering. Because there is no minimum number of shares that has to be sold in this offering, there is no assurance that we will achieve the proceeds level described in the above table.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The date of this prospectus is ____________________.

TABLE OF CONTENTS

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SUMMARY OF OUR OFFERING

This summary highlights important information about our business and about this offering. Because it is a summary, it does not contain all the information you should consider before investing in the common stock. So, please read the entire prospectus.

Our Business

We are an exploration stage company. We own one property. We intend to explore for gold on our property.

Our administrative office is located at #1208 - 1030 West Georgia Street, Vancouver, British Columbia, Canada V6E 2Y3, telephone (604) 833-3903 and our registered statutory office is located at 502 East John Street, Carson City, Nevada, 89706. Our fiscal year end is November 30.

We are one of three exploration stage companies that Andrew B. Stewart, one of our officers and directors, is associated. Michael P. Twyman is associated with two other exploration companies. Messrs. Twyman and Stewart are our only officers and directors and will continue to control 71.43% of our outstanding common stock even if the maximum number of shares is sold.

No exploration work has been done on our property and no commercially exploitable reserves have been identified.

The Offering

Following is a brief summary of this offering:

Securities being offered	Up to 2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Maximum net proceeds to our company	Up to $150,000.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration. We believe that the required exploration work will cost up to $130,000 and will take approximately one year.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering	7,000,000

RISK FACTORS

Please consider the following risk factors before deciding to invest in the common stock.

RISKS ASSOCIATED WITH OUR COMPANY:

1. Because title to our property is registered in the name of another person, if he transfers our property to someone other than us and that person registers the transfer, we will cease operations.

Title to our property is not registered in our name but is registered in the name of one of our officers and directors, Andrew B. Stewart. Mr. Stewart conveyed title to the claims to us by an unrecorded deed, dated November 27, 2001 but the deed has not been recorded. This is because we must incorporate a Canadian subsidiary to hold the claims prior to recording the deed and pay fees associated with registration. If Mr. Stewart grants another deed which is subsequently registered prior to our deed, the third person would obtain good title and we will have nothing. If that happens, we will be harmed in that we will not own any property and we will have to cease operations. However, in such a case, Mr. Stewart would be liable to us for monetary damages for breach of the unrecorded deed transferring the claims to us. The extent of that liability would be for our out of pocket costs for expenditures on the property, if any, in addition to any lost opportunity costs if the property proved to be of value in the future. We intend to incorporate the required Canadian subsidiary and record the deed in the name of our subsidiary if gold is discovered on the property and it is economical to remove the gold.

2. We lack an operating history and have losses that we expect to continue into the future.

We were incorporated in November 2001 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $2,014. Our ability to achieve and maintain profitability and positive cash flow is dependent upon the following:

Our ability to locate a profitable mineral property;

Our ability to generate revenues; and

Our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We may not be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3. We have no known ore reserves and we may not find any gold or if we find gold, production may not be profitable.

We have no known ore reserves. We have not identified any gold on the property and we may not ever find any gold. Even if we find that there is gold on our property, we may not be able to recover the gold. Even if we recover gold, we may not make a profit. If we cannot find gold or it is not economical to recover the gold, we will have to cease operations.

4. If we do not raise enough money for exploration, we will have to delay exploration or go out of business.

We are in the very early exploration stage and need the proceeds from our offering to start exploring for gold. Since there is no minimum and no refunds on sold shares, you may be investing in a company that will not have the funds necessary to commence its operations.

5. Rain and snow may make the road leading to our property impassable. This will delay our proposed exploration operations that could prevent us from working.

While we plan to conduct our exploration year round, it is possible that snow or rain could cause roads leading to our claims to be impassable. When roads are impassable, we are unable to work.

6. Because we are small and do not have much capital, we must limit our exploration and consequently may not find mineralized material. If we do not find mineralized material, we will cease operations.

Because we are small and do not have much capital, we must limit our exploration. Because we may have to limit our exploration, we may not find mineralized material, although our property may contain mineralized material. If we do not find mineralized material, we will cease operations.

7. We may not have access to all of the supplies and materials we need to begin exploration that could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

8. We may not have enough money to complete our exploration and consequently may have to cease or suspend our operations.

We may not have enough money to complete our exploration of our property. Because we exploring raw undeveloped land, we do not know how much we will have to spend to find out if there is mineralized material on our property. It could cost as little as $10,000 and as much as $130,000 to find out. The first $50,000 we raise, however, will be used to cover the cost of this offering before we spend any money on our exploration program. In addition, we do not know how much money we will raise in this offering. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and cannot raise it, we will have to suspend or cease operations.

9. Because title to our property is in the name of Mr. Stewart, a creditor of Mr. Stewart could attach a lien on our property and have its sold. If this happens, the creditor or a third party could take title to our property and we will cease operations.

Because title to our property is in the name of Mr. Stewart, a creditor of Mr. Stewart could attach a lien on our property and have its sold. If that happens, the creditor or a third party buying the property at a judicial sale could take title to our property. If that happens, we will own no property and will cease operations.

RISKS ASSOCIATED WITH THIS OFFERING:

10. Because Messrs. Twyman and Stewart are risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.

Messrs. Twyman and Stewart our only shareholders will receive a substantial benefit from your investment. They have deposited cash of $2,000 and owe us $3,000 as a subscription receivable. They will also provide small loans to fund the company's working capital until completion of this offering. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will lose your investment while Messrs. Twyman and Stewart will lose only a very small amount, perhaps as little as $5,000.

11. Because there is no public trading market for our common stock, you may not be able to resell you stock.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

12. Because we will close the offering even if we do not raise enough funds to complete exploration, you may lose your investment.

There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to start or complete exploration. No money will be refunded to you under any circumstances. As a result, you may lose your investment.

13. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty in reselling your shares and may cause the price of the shares to decline.

Our shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. In particular, prior to selling a penny stock, broker/dealers must give the prospective customer a risk disclosure document that: contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; contains a description of the broker/dealers' duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of Federal securities laws; contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices; contains the toll free telephone number for inquiries on disciplinary actions established pursuant to section 15(A)(i); defines significant terms used in the disclosure document or in the conduct of trading in penny stocks; and contains such other information, and is in such form (including language, type size, and format), as the SEC requires by rule or regulation. Further, for sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement before making a sale to you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

14. Because Messrs. Twyman and Stewart will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be directors and you may not be able to elect any directors.

Even if we sell all 2,000,000 shares of common stock in this offering, Messrs. Twyman and Stewart will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Messrs. Twyman and Stewart will be able to elect all of our directors and control our operations.

15. Messrs. Twyman and Stewart's control prevents you from causing a change in the course of our operations.

Because Messrs. Twyman and Stewart will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

16. Our officers and directors will probably sell some of their shares if the market price of the stock goes above $0.10. This will cause the price of our common stock to fall, which will reduce the value of your investment.

A total of 5,000,000 shares of stock were issued to our two officers and directors. They paid an average price of $0.001. Subject to all applicable holding periods, they will likely sell a portion of their stock if the market price goes above $0.10. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS.

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Such factors include, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this prospectus. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.

USE OF PROCEEDS

Our offering is being made on a best efforts - no minimum basis. The net proceeds to us after deducting offering expenses of $50,000 will be $150,000 if all of the shares are sold. The first $50,000 raised will be used offering expenses. We will use the net proceeds, in order of priority, as follows:

Amount raised	$ 50,000	$ 100,000	$ 150,000	$ 200,000

Allocation

Offering expenses Exploration Working capital	$ 50,000 $ 0 $ 0	$ 50,000 $ 50,000 $ 0	$ 50,000 $ 100,000 $ 0	$ 50,000 $ 130,000 $ 20,000

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. We believe that the required exploration work will cost up to $130,000 and take approximately one year. If we are successful in immediately finding gold, we will stop exploring and go on to develop the property. Costs of exploring will then cease. On the other hand, if we do not immediately find gold, we will continue to explore for gold on the property. If we have to continue to explore for gold, the costs of exploration will increase.

Working capital includes the cost of our office operations including rent, telephone and utilities, printing, faxing, high-speed Internet service, the use of secretarial services, and administrative expenses such as office supplies, postage and delivery charges. Mr. Stewart has agreed to pay these expenses on our behalf if we raise only between $50,000 to $150,000. There is no formal documentation in respect of this arrangement.

Our offering expenses are comprised of an SEC filing fee, legal and accounting expenses, printing and transfer agent fees, and state securities registration fees. Mr. Twyman will not receive any compensation for his efforts in selling our shares.

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign the use if, in the judgment of our board of directors, changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

Our lack of an operating history

The proceeds to be raised by the offering

The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and

Our relative cash requirements

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of December 31, 2001, the net tangible book value of our shares of common stock was approximately Nil per share based upon 5,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event that all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $200,000, or approximately $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.03 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.57% of the total number of shares then outstanding shares for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have, or will have, made contributions of cash totaling $5,000, or approximately $0.001 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $150,000, or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.02 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 23.08% of the total number of shares then outstanding shares for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 76.92% of the total number of shares then outstanding, for which they have, or will have, made contributions of cash totaling $5,000, or approximately $0.001 per share.

If 50% of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $100,000, or approximately $0.015 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.015 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.015 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 16.67% of the total number of shares then outstanding shares for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 83.33% of the total number of shares then outstanding, for which they have, or will have, made contributions of cash totaling $5,000, or approximately $0.001 per share.

If 25% of the Shares Are Sold:

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 5,500,000 shares to be outstanding will be approximately $0.001 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.001 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.001 per share.

After completion of this offering, if 500,000 shares are sold, you will own approximately 9.09% of the total number of shares then outstanding shares for which you will have made a cash investment of $50,000, or $0.10 per share. Our existing stockholders will own approximately 90.91% of the total number of shares then outstanding, for which they have, or will have, made contributions of cash totaling $5,000, or approximately $0.001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share
Net tangible book value per share before offering
Potential gain to existing shareholders
Net tangible book value per share after offering
Increase to present stockholders in net tangible book value per share after offering
Capital contributions
Number of shares outstanding before the offering
Number of shares after offering held by existing stockholders
Percentage of ownership after offering

$ 0.001 NIL $ 200,000 $ 150,000 $ 0.03 $ 5,000 5,000,000 5,000,000 71.43%

Purchasers of Shares in this Offering if all Shares Sold

Price per share Dilution per share Capital contributions Number of shares after offering held by public investors Percentage of ownership after offering	$ 0.10 $ 0.07 $ 200,000 2,000,000 28.57%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share Dilution per share Capital contributions Number of shares after offering held by public investors Percentage of ownership after offering	$ 0.10 $ 0.08 $ 150,000 1,500,000 23.08%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share Dilution per share Capital contributions Number of shares after offering held by public investors Percentage of ownership after offering	$ 0.10 $ 0.085 $ 100,000 1,000,000 16.67%

Purchasers of Shares in this Offering if 25% of Shares Sold

Dilution per share Capital contributions Number of shares after offering held by public investors Percentage of ownership after offering	$ 0.10 $ 0.09 $ 50,000 500,000 9.09%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to a total of 2,000,000 shares of common stock on a best efforts basis, no minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

We will sell the shares in this offering through Michael Twyman, one of our officers and directors. Mr. Twyman will contact persons with whom he has a preexisting personal or business relationship. Mr. Twyman will receive no commission from the sale of any shares. Mr. Twyman will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Twyman is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. Twyman is and will continue to be one of our directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. Twyman has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, we intend to advertise, through tombstones, and hold investment meetings in any states or provinces where the offering will be registered. We will not use the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a maximum period of 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. Execute and deliver a subscription agreement

2. Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "ALTUS EXPLORATIONS INC."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All moneys from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

We were incorporated in the State of Nevada on November 2, 2001. We have acquired one exploration property for purposes of exploration and we intend to acquire more exploration properties when we are in a position to do so. We maintain our statutory registered agent's office at 502 East John Street, Carson City, Nevada, 89706 and our business office is located at #1208 - 1030 West Georgia Street, Vancouver, British Columbia, Canada V6E 2Y3. Our telephone number is (604) 833-3903. Our offices are subleased from Alpha Beta Developments Inc. on a month to month basis and our monthly rental is $500.

Background

In August 2001, Andrew Stewart our Secretary and a member of the board of directors acquired one mineral property containing eight mining claims in British Columbia, Canada by the staking of the same. Mr. Stewart is a qualified free miner in the Province of British Columbia. A free miner is an individual licensed to stake claims in British Columbia. To obtain his license as a free miner, Mr. Stewart wrote an examination at the British Columbia Gold Commissioner on the rules and regulations applicable to the selection and staking of mineral claims in the Province. Mr. Stewart has no other technical qualifications that qualify him to select a property for exploration. The claims are recorded in Mr. Stewart's name to a avoid paying additional fees, however, title to the claims has been conveyed to us by an unrecorded deed. An unrecorded deed is one that title to the property has been transferred to us, but the deed has not been filed with the British Columbia office of records. Title to the property is superior to all other unrecorded deeds. Should Mr. Stewart transfer title to another person and that deed is recorded before recording our deed, that person will have superior title and we will have none. If that event occurs, however, Mr. Stewart will be liable to us for monetary damages for breach of his warranty of title and for breach of his fiduciary duties to us as director. Under British Columbia provincial law, if the deed is recorded in our name, we will have to pay a minimum of $500.00 and file other documents since we are a foreign corporation in Canada. We will also be required to form a British Columbia corporation that contains a board of directors, a majority of which will have to be British Columbia residents. We have decided that if gold is discovered on the property and it is economical to remove the gold, we will record the deed, pay the additional tax, and file as a foreign corporation. We are in possession of the unrecorded deed and the decision to record or not record the deed is solely within our province.

The names, Tenure numbers, date of recording and expiration date of our eight claims are as follows:

Claim Name	Tenure Number	Recording Date	Expiry Date	Acres
Harrison 1	388618	August 6, 2001	August 6, 2002	62.5
Harrison 2	388619	August 6, 2001	August 6, 2002	62.5
Harrison 3	388620	August 6, 2001	August 6, 2002	62.5
Harrison 4	388621	August 6, 2001	August 6, 2002	62.5
Harrison 5	388622	August 6, 2001	August 6, 2002	62.5
Harrison 6	388623	August 6, 2001	August 6, 2002	62.5
Harrison 7	388624	August 6, 2001	August 6, 2002	62.5
Harrison 8	388625	August 6, 2001	August 6, 2002	62.5

Our property consists of the above-described eight claims which total approximately 500 acres. The property was selected for acquisition due to its proximity to other properties with previous exploration work, because of the relative ease of access to the property and because the property is not located in an environmentally sensitive region. This information was determined by reviewing the British Columbia government website located at http://www.gov.bc.ca/em/. This website contains a detailed description of the rock formation and mineralization of all staked lands in British Columbia. The information can be viewed clicking on "Map Place," then (after downloading "Autodesk Mapguide") by clicking on "Available Maps" and then "Mineral Titles Map." You can then enter in one of our eight claim tenure numbers in the "Zoom Goto" search window to view the area of our property. This website contains a detailed description of the rock formation and mineralization of all staked lands in British Columbia.

To keep the claims in good standing, such that they do not expire on the dates indicated in the paragraph above, we must begin exploration on or before August 6, 2002 or pay $150.00 per claim to prevent the property from reverting to the Crown.

There are several Okanagan Aboriginal Nation bands situate near our property. To date, none of these native bands have made land claims near to or on our property. However, claims may be asserted against our property in the future.

The provincial and federal governments have developed numerous policies surrounding native land claims. In the absence of a treaty, native land is either reserve land, or land subject to a claim of aboriginal title. The government does, however, recognize that aboriginal rights and title to certain lands are constitutionally protected rights, but that these rights are not absolute. The government is of the view that these rights may be infringed if the infringement is justified. Factors the government will consider in determining whether an infringement is justified include:

-whether a valid legislative objective exists (such as enhancing the economy through the harvesting of resources)

-whether consultation with the native groups concerned has taken place.

-if a future claim is made, how will this affect our rights to the property and any future exploration and development?

The legislative objectives that can justify infringement are fairly broad. The Supreme Court of Canada has stated that the general economic development of British Columbia, including the development of mining, is the kind of objective that is consistent with this purpose and, in principle, can justify the infringement of aboriginal title. We own our mineral claims, notwithstanding the claim by the Squamish Band. We may, however, be required by the government to work on the property in consultation with the Squamish Band including hiring native employees. During Phase 1 (See "Our Proposed Exploration Plan") we can proceed with all work under this Phase without consulting the government or any aboriginal groups concerned. Once we commence the more intrusive work of Phase 2, we will be required to obtain a work permit from the Mines Branch, Energy Division. When reviewing our work permit application, the government will also consider whether consultation with native groups is warranted.

All Canadian lands and minerals that have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia. In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The Company's property is one such acquisition. Accordingly, fee simple title to the Company's property resides with the Crown. The Company's claims are mining leases issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

To date we have not performed any work on our property. We are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exists in our property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility. We have not obtained any insurance in respect of the property.

We have to begin exploration on or before August 6, 2002 or pay $150.00 per claim to prevent the property from reverting to the Crown.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

The following information is provided in compliance with "Guide 7 of Industry Guides Under the Securities Act and the Exchange Act" for issuers engaged or to be engaged in significant mining operations.

Location and Access

(1) The property consists of eight claims totaling approximately 500 acres. The property is located approximately 20 miles east of Osoyoos, British Columbia, Canada, 10 miles north from the village of Westbridge in southern British Columbia. The property is within the Greenwood Mining Division.

Access to the property is gained by following Highway 3 from Hope, British Columbia until Rock Creek, then by Highway 33 to Westbridge and continuing approximately 1 mile past Westbridge until Harrison Forrest Service Road. The Harrison Forrest Service Road is an all weather gravel logging road that leads to the property.

The following is a small scale map showing the location and access to the property, which consists of the eight claims located in the very center of the map. Below the map is a scale.

10.9 x 7.09 (mi)

|     |     |     |     |
0    1    2     3 N
        (Miles)

Physiography

The property is situated within the Beaverdell Mountain range of southern British Columbia with elevations ranging from 3500 feet near Wildhorse Creek at the south end of the claims to 5,000 feet north of the claims area.

(2) Pursuant to an agreement between us and Andrew Stewart, one of our directors, Mr. Stewart has transferred to us eight mineral claims.

We hold title to the eight mineral claims by an unrecorded deed. The recorded owner of the eight mineral claims is Andrew Stewart. The eight mineral claims give us the right to all of the underlying minerals of the land on which the claims have been staked. We have to begin exploration on or before August 6, 2002 or pay $100.00 per claim to prevent the property from reverting to the Crown.

(3) To our knowledge, Mr. Stewart staked the 500-acre property in southwestern British Columbia in 2001 and there were no previous owners, operators, or operations on the property

(4) To our knowledge, there are no existing workings on the property. The only work completed on the property is the initial staking of the mineral claims by Mr. Stewart. Exploration has not commenced on the property. It is anticipated that we will generate our own power on the property from portable generators we transport to the property and power generated by the backhoe engine.

Slopes on the property are very steep throughout. Vegetation consists mainly of fir and pine trees, much of it mature second growth. The climate features warm summers and cold winters. The Harrison Forrest is very wet in the winter and fairly dry in the summer. Average yearly precipitation is thirty inches. A snow pack of six to nine feet begins to accumulate in October and lingers in places into May. The recommended field exploration season is from early May to late October, although the close proximity to access roads would allow for drilling or underground exploration and development on a year round basis.

Property Geology

The main rock types occurring in the area are quartz monzonite of the Eocene Coryell Intrusions which is underlain by granodiorite of the Cretaceous-Tertiary Okanagan Batholith, overlain to the north by dacite of the Eocene Penticton Group, Marron Formation. A major fault is interpreted in the area striking north-south. Mineralization is associated with the fault where it is cut by east-west faults. Within and adjacent to these fault zones the quartz monzonite is brecciated, silicified and gossanous, with up to 10 per cent disseminated pyrite and minor pyrrhotite. In addition, the surrounding area consists of a quartz vein hosted by an unnamed Middle Jurassic gneissic quartz diorite intrusion. This intrusion was previously mapped as part of the Middle Jurassic Nelson Intrusions (Geological Survey of Canada, Map 1736A). The quartz diorite lies near the west contact of a north-south band of Carboniferous-Permian Anarchist chlorite-biotite schist.

Gold is found in volcanic rocks, as well as quartz monzonite and quartz diorite. We have not determined if there is any gold on the property nor whether there is other mineralization of any economic significance. We will not be able to make such determination until completion of this offering (please see "Our Proposed Exploration Program").

The source of the above description of the rock formation and mineralization of the property was the Government of BC Ministry of Energy and Mines website at http://www.gov.bc.ca/em, and can be viewed by clicking on "Map Place", then (after downloading "Autodesk Mapguide") by clicking on "Available Maps" and then "Mineral Titles Map." You can then enter in one of our eight claim tenure numbers in the "Zoom Goto" search window, which appears by clicking on the "Zoom Goto" button located on the task bar, to view the area of our property. This "Zoom Goto" button is located seven icons from the right on the task bar. After clicking on the "Zoom Goto" button a search window will appear. Under "Category", select "Mineral Tenure Number" and enter one of our eight claim tenure numbers in the "Location" box. You must then zoom out by pressing the "Zoom Out" button several times, so that our entire claim site is shown on the screen. The "Zoom Out" button is located five icons from the right on the task bar. This website contains a detailed description of the rock formation and mineralization of all staked lands in British Columbia.

We have not obtained a geologist or mining engineer's report on the property.

Previous Exploration

Previous staking or exploration has taken place in the area on the Ivy, Justin and Carmi claims located across to the southwest and southeast of our property. There were no previous claims or exploration on our property according to the records maintained at the British Columbia Gold Commissioners . To our knowledge, there are no existing workings on the property.

Our Proposed Exploration Program

We must conduct exploration to determine what amount of valuable minerals, if any, exist on our properties and if any valuable minerals which are found can be economically extracted and profitably processed. Our exploration targets are any valuable minerals, and specifically we will look for gold, silver, copper and zinc, all of which have been found in exploration occurring within the regional area of our property.

Our exploration program is designed to economically explore and evaluate our properties. Any proceeds we raise in this offering will be applied to pay our offering expenses, then for exploration, and then for development, if our exploration indicates that development is warranted.

We do not claim to have any valuable minerals or reserves whatsoever at this time on any of our properties.

We intend to implement an exploration program and intend to proceed in the following three phases all of which will be performed or supervised by Michael Twyman, one of our directors, and independent contractors hired by us. We may hire a professional geologist as an independent contractor to assist Mr. Twyman. We will not hire anyone to start exploration until we receive funds from this offering to start exploring for gold. We believe that the only equipment we will need to start exploration on the property will be a backhoe. We will lease the backhoe from and equipment rental or hire an independent contractor who owns a backhoe to the dig the trenches we refer to in this prospectus. We expect to have to pay $30,000 for a backhoe or $25.00 an hour for an independent contractor who owns his own backhoe.

The only equipment we will need is a backhoe to dig trenches. It is not possible to allocate specific dollar amounts to specific acts because we do not know what it will encounter during our trenching. As trenches are dug and we evaluate the results, we will determine if valuable mineralized material exists. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metals. If valuable mineralized material is found, we will then determined if it is profitable to extract the gold. If we determine that it is possible to extract the mineralized material, the exploration the property will cease and we will initiate the development stage of the property. The proceeds from the offering will not be used for development. We have not formulated a plan for development, and cannot and will not to so until valuable mineralized material is found.

Phase 1 will begin with research of the available geologic literature, personal interviews with geologists, mining engineers and others familiar with the prospect sites. We have recently begun this phase of the exploration process on our properties by reviewing information available at the offices of the British Columbia Gold Commissioner. This information is available online at http://www.gov.bc.ca/em. In particular, this information is obtained by clicking on "The Map Place" for geological information on all lands in British Columbia and by clicking on "MINFILE" which contains geological, location and economic information on over metallic, industrial mineral and coal mines, deposits and occurrences in B.C. We have not yet identified any geologists, mining engineers or others familiar with our prospect sites. However, we intend to look for geologists who have been involved in exploration work in areas surrounding our claims and, in particular, those who have been involved with exploration work in the surrounding area.

When the research is completed, our initial work will be augmented with geologic mapping and geochemical testing of our claims. The geologic mapping on the property will be done by taking soil samples throughout the property at approximately 200-300 foot intervals. On areas with no rock outcrops, we will do soil survey grids. We will also analyze surface outcrops of rock and the topography of the property to assist in the geologic mapping. We anticipate the costs of the geologic mapping during this Phase to be approximately $8,000.

We will also conduct geochemical testing during Phase 1. Rock samples will be taken from the property and taken to a lab where a determination of the elemental make up of the sample and the exact concentrations of gold, silver, copper and zinc will be made. We will then compare the relative concentrations of gold, silver, copper and zinc in samples so the results from different samples can be compared in a more precise manner and plotted on a map to evaluate their significance. We anticipate the cost of geochemical testing to be approximately $8,000 to $12,000.

When available, existing workings, like trenches, prospect pits, shafts or tunnels will be examined. If an apparent mineralized zone is identified and narrowed down to a specific area by the studies, we will begin trenching the area. Trenches are generally approximately 150 ft. in length and 10-20 ft. wide. These dimensions allow for a thorough examination of the surface of the vein structure types generally encountered in the area. They also allow easier restoration of the land to its pre-exploration condition when we conclude our operations. Once excavation of a trench is completed, samples are taken and then analyzed for economically potential valuable minerals that are known to have occurred in the area. We will analyze trench samples at a lab in Vancouver, British Columbia. Rock chip samples will tested for traces of gold, silver, lead, copper, zinc, iron, and other valuable minerals; however our primary focus is the search for gold, silver, copper or zinc. A careful interpretation of this available data collected from the various tests aid in determining whether or not the prospect has current economic potential and whether further exploration is warranted.

Phase 1 will take about 3 months and cost up to $20,000.

Phase 2 involves an initial examination of the underground characteristics of any vein structure that was identified by Phase 1 of exploration. Phase 2 is aimed at identifying any mineral deposits of potential economic importance. The methods employed are

More extensive trenching

More advanced geophysical work

Diamond drilling

Diamond drilling is an essential component of exploration and aids in the delineation and definition of any deposits. The geophysical work gives a general understanding of the location and extent of mineralization at depths that are unreachable by surface excavations and provides a target for more extensive trenching and core drilling. We anticipate the approximate cost of the geophysical work to be approximately $5,000, and the approximate cost of drilling, if completed, to be $5,000 to $8,000.

Trenching identifies the continuity and extent of mineralization, if any, below the surface. If trenching reveals significant mineralization, we may conduct limited diamond drilling to further explore the deposit. We anticipate that we will rely primarily on more extensive trenching during Phase 2 to identify the extent of mineralization. We anticipate the cost of the trenching during Phase 2 to be approximately $8,000.

After a thorough analysis of the data collected in Phase 2, we will decide if the property warrants a Phase 3 study.

Phase 2 will take about 3 months and cost up to $20,000.

Phase 3 is aimed at precisely defining the depth, the width, the length, the tonnage and the value per ton of any mineral body. This is accomplished through extensive drift driving. Drift driving is the process of constructing a tunnel to take samples of minerals for testing. Later, the tunnel can be used for mining minerals. The costs of underground work are variable and depend in large part on the type of rock encountered. If the rock is unstable and fractured, the cost of tunneling can increase greatly because the tunnel must be reinforced. If the rock is tombstone or granite the cost of tunneling is lower as reinforcement of the tunnel is not necessary. We do not intend to conduct extensive drift driving until Phase 3. We anticipate driving a drift of approximately 50 to 60 feet during Phase 3, at an approximate cost of $1,000 per foot, for a total cost of between $50,000 and $60,000. Phase 3 will take about 6 months and cost up to $90,000.

In order for us to initiate underground work during Phase 3, we will take into account several factors before we make the decision to go underground. We will consider the density of the underlying rock in deciding the extent of the drift driving to be undertaken. If the rock encountered is tombstone or granite we are more likely to proceed with more extensive drift driving as the cost of construction is lower than if the rock is unstable and/or fractured. The primary factor we will take into account in deciding whether to proceed with extensive drift driving will be the grade and consistency of the ore encountered. That is to say, our estimate of the amount of gold or other valuable mineral per ton in the underlying rock will determine the extent of our underground work.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

The three phases of exploration will be conducted by a qualified geologist with reasonable experience in exploration of gold and mineral properties. The exploration will be supervised by Michael Twyman, our President and Chief Executive Officer. Mr. Twyman will also be involved extensively in assisting with the geologic mapping and geochemical testing. See "Background of Officers and Directors".

Competitive Factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from out property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will likely be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Mineral Tenure Act (British Columbia) and Regulation. This act sets forth rules for

Locating claims

Posting claims

Working claims

Reporting work performed

We are also subject to the British Columbia Mineral Exploration Code (the "Code") that tells us how and where we can explore for valuable minerals. We must comply with these laws to operate our business. The purpose of the Code is to assist persons who wish to explore for valuable minerals in British Columbia to understand the process whereby exploration activities are permitted and regulated. The Code establishes province wide standards for mineral exploration and development activities. The Code also manages and administers exploration and development activities to ensure maximum extraction with a minimum of environmental disturbance. The Code does not apply to certain exploration work we will be conducting. Specifically, work that does not involve mechanical disturbance of the surface including:

Prospecting using hand-held tools

Geological and geochemical surveying

Airborne geophysical surveying

Hand-trenching without the use of explosives

The establishment of gridlines that do not require the felling of trees

Exploration activities that we intend on carrying out which are subject to the provisions of the Code are as follows:

Drilling, trenching and excavating using machinery

Disturbance of the ground by mechanical means

Blasting

Compliance with these rules and regulations will require us to meet the minimum annual work requirements. Also, prior to proceeding with any exploration work subject to the Code we must apply for a notice of work permit. In this notice we will be required to set out the location, nature, extent and duration of the proposed exploration activities. The notice is submitted to the British Columbia Regional Office of the Mines Branch, Energy Division.

In order to explore for gold on our property we must submit the plan contained in this prospectus for review and pay a fee of $150.00. We believe that the plan as contained in this prospectus will be accepted and an exploration permit will be issued to us. The exploration permit is the only permit or license we will need to explore for gold on our property.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of exploration properties exploration properties. The goal of this Act is to protect the environment through a series of regulations affecting:

1. Health and Safety

2. Archaeological Sites

3. Exploration Access

We are responsible to provide a safe working environment, to not disrupt archaeological sites, and to conduct our activities to prevent unnecessary damage to the property.

We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our properties. Our only technical employee will be Michael P. Twyman, one of our officers and directors.

Employees and Employment Agreements

At present, we have no employees, other than Messrs. Twyman and Stewart, who have not been compensated for their services. Messrs. Twyman and Stewart do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to any employees.

We intend to hire geologists, engineers and excavation subcontractors on an as needed basis. We have not entered into any negotiations or contracts with any of them. We do not intend to initiate negotiations or hire anyone until we receive proceeds from our offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATIONS

We are a start-up, exploration stage company and have not yet generated or realized any revenues from our business operations.

To meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied first to offering expenses, then exploration and then to development, if development is warranted. If we do not raise all of the money we need from this offering, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. We have discussed this matter with our officers, however, our officers are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We will be conducting research in connection with the exploration of our property. We are not going to buy or sell any plant or significant equipment. We do not expect a change in our number of employees.

Limited Operating History; Need for Additional Capital

There is no historical financial information about our company upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations. We may not be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

We are seeking equity financing pursuant to this offering to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Plan of Operation

Over the next twelve months, we intend to complete the research and exploration stage of our mining operations on our first and only property. Our property was obtained by Mr. Stewart's staking of the same at no cost other than Mr. Stewart's own expenses in connection with filing the claims and for using the necessary equipment. If our exploration efforts are successful, we intend to proceed with development of our property. We may acquire additional properties during the next twelve months if we are able to do so.

If we raise the maximum of $200,000 in this offering, we believe that we can pay our offering expenses and satisfy our cash requirements without having to raise additional funds in the next twelve months. If we raise less than $200,000 we may have to raise additional financing or we may not be able to continue our proposed business operations.

We do not expect to purchase or sell any plant or significant equipment. We intend to lease any equipment, such as a backhoe, that we need to carry out our exploration operations.

We do not expect to increase our number of employees during the next twelve months. We intend to retain the services of independent contractors, on an "as needed basis", to carry out our exploration program.

Liquidity and Capital Resources

As of the date of this registration statement, we have not generated any revenues from our proposed business operations.

We issued 5,000,000 shares of common stock through a Section 4(2) offering in April 2001. This was accounted for by an advance of $2,000 and a subscription receivable in the amount of $3,000.

Mr. Stewart intends to loan us small amounts of money, as needed, to pay organizational and start-up costs and operating capital. The loans will not bear interest and have not been made as of the date hereof. There are no documents that will reflect the loans and the loans will not be due on a specific date. Mr. Stewart will accept repayment from us when money is available. If the maximum amount is raised, we intend to repay the amount he loans us from the proceeds of this offering.

As of December 31, 2001, our total assets were $2,000 and our total liabilities were NIL.

MANAGEMENT

Officers and Directors

Each of our directors is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address	Age	Positions
Michael P. Twyman 1176 Premier Street N. Vancouver, B.C. V7J 2H3	41	President and a member of the Board of Directors
Andrew Stewart 3301-1009 Expo Blvd. Vancouver, B.C. V6Z 2V9	30	Secretary, Treasurer and a member of the Board of Directors

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Michael Twyman has been our President and a member of our board of directors since inception. Mr. Twyman has devoted approximately 5% of his professional time to our business since inception and intends to continue to devote this amount of time in the future.

Mr. Twyman is currently a director of Consolidated Kaitone Holdings Ltd, an exploration company publicly traded on the CDNX.

Since 1993 Mr. Twyman has been the Vice President of the Casierra Diamond Corporation, a private exploration company in Vancouver, British Columbia.

From 1989 to 1993 Mr. Twyman was the Project Manager for Ainsworth Jenkins Holdings Inc., a private exploration company in Vancouver, British Columbia.

From 1984 to 1989 Mr. Twyman was a Consultant Geologiest based on Vancouver, British Columbia, performing contract work in Canada, Africa, Mexico.

In 1997 Mr. Twyman completed the Going Public/Continuous Disclosure Course in respect of the legal reporting obligations applicable to public companies, at Simon Fraser University.

In 1984 Mr. Twyman received his B.Sc. in Geology from the University of British Columbia. He is currently undertaking to complete his B.A. in Psychology at Simon Fraser University.

Mr. Twyman is a Fellow of the Geological Society of Canada.

Andrew Stewart has been our Secretary, Treasurer and a member of our board of directors since inception. Mr. Stewart has devoted approximately 5% of his professional time to our business since inception and intends to continue to devote this amount of time in the future.

Mr. Stewart is a practicing corporate finance lawyer in Vancouver, British Columbia where he specializes in corporate and securities law. Mr. Stewart is a Free Miner in the Province of British Columbia.

Since August 2001 Mr. Stewart has been the Executive Vice President, director and Secretary of Voxaura Technologies Inc., a global developer and manufacturer of wireless components and systems for the communications infrastructure market.

Since July 2001 Mr. Stewart has been the President and a director of Gusana Explorations Inc., an exploration stage mineral exploration company.

Since April 2001 Mr. Stewart has been the Secretary and a director of Geocom Resources Inc., a development stage oil and gas exploration company.

Since January 2001 Mr. Stewart has been the Secretary and director of Universco Broadband Networks Inc., a British Columbia company providing broadband wireless communications services.

From November 2000 to May 2001 Mr. Stewart practiced as a corporate and securities lawyer with Catalyst Corporate Finance Lawyers, in Vancouver, British Columbia.

From May 1999 to November 2000 Mr. Stewart practiced as a tax lawyer with Thorsteinssons, Tax Lawyers, where he assisted clients with a variety of corporate tax planning, compliance and litigation matters.

In 1998 Mr. Stewart obtained his Master of Laws from the University of Cambridge, England.

Since 1998 Mr. Stewart has been a member of the British Columbia Bar, the Canadian Bar Association and the British Columbia Bar Association.

In 1997 Mr. Stewart obtained his Bachelor of Laws from the University of Alberta (Silver Medal) with Distinction.

Between 1996 and 1998 Mr. Stewart worked at the Vancouver commercial litigation firm, Hordo, Ross & Bennett.

In 1994 Mr. Stewart obtained his Bachelor of Arts from the University of British Columbia.

Conflicts of Interest

We believe that Messers. Twyman and Stewart may be subject to conflicts of interest. The conflicts of interest arise from Messrs. Twyman and Stewart's relationships with other exploration corporations which are listed above. In the future, Messrs. Twyman and Stewart will continue to be involved in the exploration business for the other entities that may result in the conflicts of interest. At the present time, we do not foresee a direct conflict of interest because we do not intend to acquire any additional exploration propertiesexploration properties. The only conflicts that we foresee is Messrs. Twyman and Stewart's devotion of time to other exploration projects that do not involve us.

Specifically, Andrew Stewart is an officer and director of Geocom Resources Inc., which is engaged in the business of oil and gas exploration. This is a potential conflict of interest because Mr. Stewart devotes approximately 5% of his professional time to that company which could he could otherwise devote to us and because that company is engaged in resource exploration, similar to us. Mr. Stewart is also an officer and director of Gusana Explorations Inc. which is also involved in mineral exploration in British Columbia. This is a potential conflict of interest with us because Mr. Stewart devotes approximately 5% of his professional time to that company which he could otherwise devote to us and because that company is engaged in mineral exploration, similar to us. Mr. Twyman is a director of Consolidated Kaitone Holdings Ltd., which is engaged in the mining business. This is a potential conflict of interest because Mr. Twyman devotes professional time to that company which he could otherwise devote to us and because that company is engaged in mineral exploration, similar to us.

Our Articles of Incorporation and Bylaws do not contain any procedures for resolving conflicts of interest.

EXECUTIVE COMPENSATION

Messrs. Twyman and Stewart, our officers and directors, have received no compensation for their services as our officers. There are no plans to compensate them in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

Option/SAR Grants

The company does not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs and freestanding SARs have been made to any executive officer or any director since our inception, accordingly, no stock options have been exercised by any of the officers or directors since we were founded.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

The members of the Board of Directors are not compensated by us for acting as such.

Indemnification

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner [1]	Number of Shares Before Offering	Number of Shares After Offering	Percentage of Ownership After Offering
Andrew Stewart 3301-1009 Expo Blvd. Vancouver, BC V6Z 2V9	2,500,000	2,500,000	35.72%
Michael Twyman 1009 Expo Blvdnue Vancouver, BC V6K 1B5	2,500,000	2,500,000	35.72%
All Officers and Directors as a Group (2 persons)	5,000,000	5,000,000	71.43%

[1] The persons named above may be deemed to be a parent and promoter of our company by virtue of his/its direct and indirect stock holdings. Messrs. Twyman and Stewart are the only promoters of our company.

Future Sales by Existing Stockholders

A total of 5,000,000 shares of common stock were issued to the existing stockholders, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share. The following are the all of the material terms that apply to our holders of our common stock:

They have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

They are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

They do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

They are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will own approximately 71.43% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

We have not yet appointed a stock transfer agent for our securities. We intend to appoint a stock transfer agent before effectiveness of this prospectus.

CERTAIN TRANSACTIONS

On November 2, 2001, we issued a total of 5,000,000 shares of restricted common stock to Messrs. Twyman and Stewart, officers and directors of our company. This was accounted for as cash advances of $2,000 and a subscription receivable in the amount of $3,000.

Mr. Stewart intends to advance small loans to us to be used for organizational and start-up costs and operating capital until this offering is completed. The loans will not bear interest and have not been advanced as of the date hereof. There will be no documents reflecting the loans and they will not be due on a specific date. Mr. Stewart will accept repayment from us when money is available. We plan to repay the loans from the proceeds of this offering provided that we raise the maximum amount.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

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Our financial statements for the period from inception to December 31, 2001, included in this prospectus have been audited by Malone & Bailey, PLLC, as set forth in their report included in this prospectus. We have also included our unaudited financial statements for the fiscal quarters ended March 31, 2002 and June 30, 2002.

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LEGAL MATTERS

The validity of the common stock offered hereby and certain legal matters have been passed on by Sutton Law Center, P.C, of Reno, Nevada.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis. The statements will be prepared by an Independent Auditor.

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Our audited financial statement from inception to December 31, 2001, and our unaudited financial statements for the fiscal quarters ending March 31, 2002 and June 30, 2002 immediately follow.

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INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Altus Exploration, Inc.
Vancouver BC, Canada

We have audited the accompanying balance sheet of Altus Exploration, Inc. as of December 31, 2001, and the related statements of operations, stockholders' equity, and cash flows for the period from November 2, 2001 (Inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Altus Exploration, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the period from November 2, 2001 (Inception) through December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Malone & Bailey, PLLC
Houston, Texas
www.malone-bailey.com

January 9, 2002

ALTUS EXPLORATION, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

December 31, 2001
ASSETS
Current assets
Cash	$ 1,986
Total current assets	$ 1,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$ 2,000
Total current liabilities	2,000
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.001 par value, 25,000,000 shares authorized, 5,000,000 shares issued and outstanding	5,000
Less: Subscription receivable	(3,000)
Deficit accumulated during the development stage	(2,014)
Total Stockholders' Equity (Deficit)	(14)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,986

See accompanying summary of accounting policies and notes to financial statements.

ALTUS EXPLORATION, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

For the Period November 2, 2001 (Inception) through December 31, 2001

General and administrative	$ 2,014
Net loss	$ 2,014
Net loss per share:
Basic and diluted	$0.00
Weighted average shares outstanding:
Basic and diluted	5,000,000

See accompanying summary of accounting policies and notes to financial statements.

ALTUS EXPLORATION, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
For the Period from November 2, 2001 (Inception) through December 31, 2001

	Common stock		Subscription receivable	Deficit accumulated during the development stage
	Shares	Amount
Issuance of common stock for cash	5,000,000	$ 5,000	$ (3,000)	$ -
Net loss	-	-	-	(2,014)
Balance, December 31, 2001	5,000,000	$ 5,000	$ (3,000)	$(2,014)

See accompanying summary of accounting policies and notes to financial statements.

ALTUS EXPLORATION, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

For the Period November 2, 2001 (Inception) through December 31,
2001

CASH FLOWS FROM OPERATING ACTIVITES:
Net loss	$(2,014)
Adjustments to reconcile net loss to cash used in operating activities:
Changes in current assets and liabilities:
Accrued expenses	2,000
NET CASH USED IN OPERATING ACTIVITIES	(14)
CASH FLOWS FROM FINANCING ACTIVITES:
Issuance of common stock	2,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,000
NET INCREASE (DECREASE) IN CASH	1,986
Cash, beg. of period	-
Cash, end of period	$ 1,986

See accompanying summary of accounting policies and notes to financial statements.

ALTUS EXPLORATION, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of business. The Company was incorporated in Nevada on November 2, 2001, to engage in the acquisition and exploration of exploration properties.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Accrued expenses consist of unbilled professional expenses.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flow.

NOTE 2 - COMMON STOCK

At inception, the company issued 5,000,000 shares of stock to its two founding shareholders for cash.

NOTE 3 - RELATED PARTY TRANSACTIONS

In August 2001, an officer and member of the Board of Directors acquired one mineral property containing eight mining claims in British Columbia, Canada by the staking of the same. The claims are recorded in the officer's name, however, title of the property has been transferred to the Company. The title transfer has not been recorded by the British Columbia office of records. The officer's basis in the property was minimal, therefore no value has been assigned to the property by the Company.

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ALTUS EXPLORATION, INC.
A DEVELOPMENT STAGE COMPANY
BALANCE SHEET
March 31, 2002
(Unaudited)

ASSETS
Current assets
Cash	$ 811
Total current assets	$ 811
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$ 1,000
Total current liabilities	1,000
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.001 par value, 25,000,000 shares authorized, 5,000,000 shares issued and outstanding	5,000
Less: Subscription receivable	(3,000)
Deficit accumulated during the development stage	(2,189)
Total Stockholders' Equity (Deficit)	(189)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 811

See accompanying summary of accounting policies and notes to financial statements.

ALTUS EXPLORATION, INC.
A DEVELOPMENT STAGE COMPANY
STATEMENTS OF OPERATIONS
For the Three Months Ended March 31,
(Unaudited)

	2002	2001	Inception through March 31, 2002
General and administrative	$ 175	$ -	$ 2,189
Net loss	$ 175	$ -	$ (2,189)
Net loss per share:
Net loss basic and diluted	$ 0.00	$ 0.00
Weighted average shares outstanding:
Basic and diluted	5,000,000	n/a

See accompanying summary of accounting policies and notes to financial statements.

ALTUS EXPLORATION, INC.
A DEVELOPMENT STAGE COMPANY
STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31,
(Unaudited)

	2002	2001	Inception through March 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (175)	$ -	$ (2,189)
Adjustments to reconcile net deficit to cash used by operating activities:
Net change in:
Accrued expenses	(1,000)	-	1,000
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,1)	-	(1,189)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the sale of stock	-	-	2,000
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	-	-	-
NET INCREASE (DECREASE) IN CASH	(1,175)	-	811
Cash, beg. of period	1,986	-	-
Cash, end of period	$ 811	$ -	$ 811
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

See accompanying summary of accounting policies and notes to financial statements.

ALTUS EXPLORATION, INC.
A DEVELOPMENT STAGE COMPANY
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Altus Exploration, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's registration statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2001 as reported in Form SB-2, have been omitted.

ALTUS EXPLORATION, INC.
A DEVELOPMENT STAGE COMPANY
BALANCE SHEET
June 30, 2002
(Unaudited)

ASSETS
Current assets
Cash	$ 328
Total current assets	$ 328
LIABILITIES AND STOCKHOLDERS' EQUITY
STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 25,000,000 shares Authorized, 5,000,000 shares issued and outstanding	5,000
Additional paid in capital	1,000
Less: Subscription receivable	(3,000)
Deficit accumulated during the development stage	(2,672)
Total Stockholders' Equity	328
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 328

See accompanying summary of accounting policies and notes to financial statements.

ALTUS EXPLORATION, INC.
A DEVELOPMNT STAGE COMPANY
STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30,
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,		Inception through June 30, 2002
	2002	2001	2002	2001
General and administrative	$ 483	$ -	$ 658	$ -	$ 2,672
Net loss	$ 483	$ -	$ 658	$ -	$ (2,672)
Net loss per share:
Basic and diluted	$ 0.00	$ 0.00	$ 0.00	$ 0.00
Weighted average shares outstanding:
Basic and diluted	5,000,000	n/a	5,000,000	n/a

See accompanying summary of accounting policies and notes to financial statements.

ALTUS EXPLORATION, INC.
A DEVELOPMENT STAGE COMPANY
STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30,
(Unaudited)

	2002	2001	Inception through June 30, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (658)	$ -	$ (2,672)
Adjustments to reconcile net deficit to cash used by operating activities:
Expenses paid by shareholder	1,000	-	1,000
Net change in:
Accrued expenses	(2,000)	-	-
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,658)	-	(1,672)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the sale of stock	-	-	2,000
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	-	-	2,000
NET INCREASE (DECREASE) IN CASH	(1,658)	-	328
Cash, beg. of period	1,972	-	-
Cash, end of period	$ 328	$ -	$ 328
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

See accompanying summary of accounting policies and notes to financial statements.

ALTUS EXPLORATION, INC.
A DEVELOPMENT STAGE COMPANY
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Altus Exploration, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's registration statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2001 as reported in Form SB-2, have been omitted.

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Article XI of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee Printing Expenses Accounting Fees and Expenses Legal Fees and Expenses Federal Taxes State Taxes Engineering Blue Sky Fees/Expenses Transfer Agent Fees Miscellaneous Expense	$ 100.00 6,500.00 10,000.00 20,000.00 0.00 0.00 5,000.00 5,000.00 3,000.00 400.00
TOTAL	$ 50,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Michael Twyman 1176 Premier Street N. Vancouver, B.C. Canada, V7J 2H3	11/02/01	2,500,000	Advance and subscription receivable totaling of $2,500
Andrew Stewart 3301-1009 Expo Blvd. Vancouver, B.C. Canada, V6Z 2V9	11/02/01	2,500,000	Advance and subscription receivable totaling $2,500.

We issued the foregoing restricted shares of common stock to Messrs. Twyman and Stewart under Section 4(2) of the Securities Act of 1933. Messrs. Twyman and Stewart are sophisticated investors, are officers and directors of the company, and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been previously filed unless otherwise noted.

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Exhibit No.	Document Description
*3.1	Articles of Incorporation
*3.2	Bylaws
*4.1	Specimen Stock Certificate.
*5.1	Opinion of Sutton Law Center, P.C., regarding the legality of the Securities being registered.
**5.1.1	Opinion of Sutton Law Center, P.C., regarding the legality of the Securities being registered.
***5.1.2	Opinion of Sutton Law Center, P.C., regarding the legality of the Securities being registered.
****5.1.3	Opinion of Sutton Law Center, P.C., regarding the legality of the Securities being registered.
5.1.4	Opinion of Sutton Law Center, P.C., regarding the legality of the Securities being registered.
*10.1	Harrison 1 Claim
*10.2	Harrison 2 Claim
*10.3	Harrison 3 Claim
*10.4	Harrison 4 Claim
*10.5	Harrison 5 Claim
*10.6	Harrison 6 Claim
*10.7	Harrison 7 Claim
*10.8	Harrison 8 Claim
*10.9	Warranty Deed
*23.1	Consent of Malone & Bailey, PLLC
**23.1.1	Consent of Malone & Bailey, PLLC
***23.1.2	Consent of Malone & Bailey, PLLC
23.1.3	Consent of Malone & Bailey, PLLC
*23.2	Consent of Sutton Law Center, P.C. (included in Exhibit 5.1)
**23.2.1	Consent of Sutton Law Center, P.C. (included in Exhibit 5.1.1)
***23.2.2	Consent of Sutton Law Center, P.C. (included in Exhibit 5.1.2)
****23.2.3	Consent of Sutton Law Center, P.C. (included in Exhibit 5.1.3)
23.2.4	Consent of Sutton Law Center, P.C. (included in Exhibit 5.1.4)
*99.1	Subscription Agreement.

*  Previously filed as an Exhibit to our Form SB-2 filed January 29, 2002.
** Previously filed as an Exhibit to our First Amended Form SB-2 filed March 26, 2002
***Previously filed as an exhibit to our Second Amended Form SB-2 filed April 26, 2002
****Previously filed as an exhibit to our Third Amended Form SB-2 filed May 31, 2002

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ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

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Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, Canada on this 12th day of August, 2002.

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ALTUS EXPLORATION INC.

BY: ____/s/ Andrew Stewart_____________________________
Andrew Stewart
Secretary, Treasurer and a member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Andrew Stewart, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

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Signature	Title	Date
/s/ Michael P. Twyman Michael P. Twyman	President, Principal Executive Officer, and member of Board of Directors	August 12, 2002
/s/ Andrew B, Stewart Andrew B. Stewart	Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and member of Board of Directors	August 12, 2002

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